Exhibit 99.2

GulfMark Offshore
Announces Forward Contract Cover &
2004 Year-End Operating Statistics

      March 17, 2005 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that Bruce Streeter, President and COO of the Company, in his presentation at the Lehman Brothers 2005 High Yield Bond and Syndicated Loan Conference will provide the fourth quarter and year-to-date operating statistics for 2004 and the 2005 forward contract cover for the Company's fleet of vessels.

      The following represents the Company's 2005 forward contract cover as of March 15, 2005 to be presented by Mr. Streeter:

Contract Cover	2005E
North Sea	66.8%
Southeast Asia	60.2%
Brazil	96.5%
All Vessels	69.3%
EBITDA ($mm)	$ 65.5

      The fourth quarter 2004 operating statistics as well as the twelve months statistics ended December 31, 2004 as represented below will also be discussed by Mr. Streeter in his presentation:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Rates Per Day Worked
North Sea based fleet...........................	$ 14,134	$ 11,101	$ 11,862	$ 11,042
Southeast Asia based fleet..................	5,453	4,893	5,179	5,075
Brazil based fleet................................	11,449	13,102	12,137	11,707

Overall Utilization %
North Sea based fleet...........................	83.2%	79.6%	80.9%	78.3%
Southeast Asia based fleet..................	93.7%	93.4%	82.2%	83.8%
Brazil based fleet................................	98.0%	80.1%	91.6%	92.8%

Average Owned or Chartered
North Sea based fleet..........................	29.3	31.3	29.4	30.8
Southeast Asia based fleet..................	10.0	12.0	11.6	12.0
Brazil based fleet................................	5.0	4.0	4.6	4.0
Total....................................	44.3	47.3	45.6	46.8

      GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-three (53) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and India.

Contact:	Edward A. Guthrie, Executive Vice President (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.